Exhibit 99.1

Tianci International, Inc. Announces Launch of Approximately 3 MW Crypto

Computing Project and Signs Memorandum of Understanding with BTC Digital

HONG KONG, HK / ACCESS Newswire / September 15, 2026 / Tianci International, Inc. (the “Company” or “Tianci,” NASDAQ: CIIT) today announced that it has entered into a Memorandum of Understanding on Strategic Cooperation (the “MOU”) with BTC Digital Ltd. (“BTC Digital” or “BTCT,” NASDAQ: BTCT) regarding an approximately 3 MW crypto computing project, and has commenced the phased advancement of the project.

BTC Digital is a Nasdaq-listed technology company incorporated in the Cayman Islands that focuses on the construction and operation of digital computing infrastructure. BTC Digital is currently engaged in cryptocurrency mining, mining farm construction, data center operations, mining machine sales and leasing, and related businesses, while actively advancing the development of AI computing infrastructure and related services. Leveraging its experience in sites, power, computing equipment deployment, and on-site operations and maintenance, BTC Digital intends to provide infrastructure and operational support for the phased implementation of this project.

On October 14, 2025, the parties entered into and publicly disclosed their original strategic cooperation memorandum of understanding (the “Original MOU”), under which they agreed to cooperate in cryptocurrency mining and other blockchain-related businesses. The parties and their affiliates have since commenced mining-equipment hosting cooperation, which has laid a business foundation for the approximately 3 MW project.

CIIT now plans to advance a crypto computing project in phases, with the objective of deploying an aggregate electrical load of approximately 3 MW within twelve months after the MOU takes effect. BTCT, as CIIT’s strategic partner, intends to provide or coordinate sites, power, hosting infrastructure, equipment deployment, and operational support for the project. This MOU further implements the cooperation direction contemplated by the Original MOU and records the parties’ current intentions regarding the approximately 3 MW project. Other areas of cooperation under the Original MOU remain unaffected. The existing mining-equipment hosting agreements and arrangements between the parties and their affiliates continue in effect and are not amended or replaced by this MOU.

The Company believes that this cooperation extends the parties’ existing mining-equipment hosting arrangements into larger-scale computing infrastructure collaboration and represents a concrete step in CIIT’s expansion into digital infrastructure-related businesses. The phased implementation approach allows the parties to determine the pace of each tranche based on the progress of equipment procurement, sites, power, and definitive agreements, while fully leveraging BTCT’s experience in mining farm construction, data center operations, and computing equipment deployment. If the project advances as planned, it will help CIIT accumulate experience in computing project investment and operations and will also provide a foundation for the parties to pursue broader cooperation in blockchain infrastructure and other digital computing fields in the future.

Pursuant to the MOU, the parties intend to advance the project under the following arrangements:

•	CIIT plans to deploy crypto computing equipment in phases during the twelve months after the Effective Date, targeting an aggregate electrical load of approximately 3 MW.
•	Within the scope later agreed, BTCT intends to provide or coordinate sites, power, hosting infrastructure, equipment deployment and operational support, and to share relevant operating experience and industry knowledge.
•	CIIT intends to be responsible for equipment procurement and project funding, to provide equipment and deployment information, to arrange transportation and insurance, and to obtain the permits and approvals required for its business.
•	The parties may, as project conditions develop, separately negotiate and execute hosting, service or other definitive agreements for specific sites or equipment tranches. Prior to the effectiveness of any definitive agreement, this MOU does not require either party to reserve resources or to purchase equipment or services.

The MOU is a non-binding statement of intent. The parties agree that they will prepare formal agreements with legally binding force as the development of their cooperation progresses. The MOU has a term of twelve months and may be extended by written agreement of the parties; either party may terminate it upon fifteen days’ prior written notice.

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About Tianci International, Inc.

Tianci International Inc., through its subsidiary Roshing, provides global logistics services specializing in ocean freight forwarding, including container and bulk goods shipping. Operating under an asset-light model, Roshing’s logistics solutions are tailored to meet the diverse needs of its customers across the Asia-Pacific region, including Japan, South Korea, and Vietnam. Roshing’s mission is to provide customers with efficient, reliable, and safe shipping services that create value. Beyond logistics, during the past twelve months, Roshing has initiated expansion into the global trade of minerals by sourcing high-grade minerals directly from resource-rich regions for resale. In addition, Roshing generates revenue from the sale of electronic parts and business consulting services. The Company has also recently disclosed plans to expand into cryptocurrency mining, further broadening its business portfolio and exploring opportunities in the digital asset and computing infrastructure sectors. For more information, please visit Tianci’s website: tianci-ciit.com

About BTC Digital Ltd.

BTC Digital Ltd. is a Nasdaq-listed digital computing infrastructure company with operations and strategic initiatives in blockchain infrastructure and AI computing infrastructure. BTC Digital is currently engaged in businesses, including cryptocurrency mining, mining farm construction, data center operation, and related business activities, while it is also advancing the development of AI computing infrastructure and related services. For more information, please visit: https://btct.us/

Forward-Looking Statements

This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding our strategic plans and value; our expectations regarding potential commercial opportunities; and our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors.” Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For investor and media inquiries, please contact:

Tianci International, Inc.
Investor Relations
Email: ir@rqscapital.com

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